Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

ASTEC INDUSTRIES, INC. COMPLETES POWER FLAME ACQUISITION

CHATTANOOGA, Tennessee, (August 1, 2016).  Astec Industries, Inc. (NASDAQ: ASTE) today announced that it has completed the acquisition of substantially all of the assets and certain liabilities of Power Flame Incorporated ("PFI").

PFI, based in Parsons, Kansas, manufactures gas, oil and combination gas/oil burners and combustion control systems designed for commercial, industrial and process applications.  PFI began in 1948 and was acquired by Bill and Louisa Wiener in 1979.

The aggregate purchase price for the assets is $43 million dollars, subject to certain closing adjustments, if applicable.

Commenting on the announcement, Benjamin G. Brock, President and CEO, said, "We are pleased to confirm the completion of our previously announced transaction with Power Flame.  More importantly, we are proud to add a successful and profitable company to the Astec Industries family."

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Power Flame and improvements to existing Power Flame business operations. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com